UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 18, 2005 (January 13, 2005)

WORLD FUEL SERVICES CORPORATION

(Exact name of registrant as specified in its charter)

Florida	1-9533	59-2459427
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

9800 N.W. 41st Street, Suite 400 Miami	33178
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (305) 428-8000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On January 13, 2005, World Fuel entered into an agreement with Robert S. Tocci, under the terms of which World Fuel will employ Mr. Tocci as Executive Vice President and Chief Financial Officer until March 31, 2007. Pursuant to this agreement, Mr. Tocci will receive a base salary of $375,000 per year. He will also be eligible to receive annual bonuses and other awards under our Executive Incentive Plan, if certain performance goals set by the Compensation Committee are achieved.

The agreement provides that Mr. Tocci will be entitled to receive severance benefits if his employment is terminated under certain circumstances, or if World Fuel does not renew the employment agreement upon expiration, for any reason other than cause. The amount and payment terms of the severance benefits will vary depending on the date and circumstances of the termination. The employment agreement prohibits Mr. Tocci from competing with World Fuel for a period of one year following the termination of his employment for any reason.

The foregoing summary is qualified by reference to the terms of the employment agreement, filed herewith as Exhibit 10.1.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On January 13, 2005, World Fuel appointed Robert S. Tocci as Chief Financial Officer. Francis X. Shea, World Fuel’s former Chief Financial Officer, was appointed Chief Risk and Administrative Officer. Both Mr. Tocci and Mr. Shea will retain their titles of Executive Vice President. Background and other information regarding these officers is contained in World Fuel’s Proxy Statement on Schedule 14A, filed with the Securities and Exchange Commission on April 23, 2004.

On January 13, 2005, World Fuel entered into a new employment agreement with Mr. Tocci, as described in Item 1.01 above. The employment agreement between World Fuel and Mr. Shea was not changed.

Item 9.01. Financial Statements and Exhibits

(c)	Exhibits

Exhibit No.	Description
10.1	Employment Agreement, dated as of January 13, 2005, between World Fuel Services Corporation and Robert S. Tocci.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: January 18, 2005	World Fuel Services Corporation

/s/ Michael J. Kasbar
Michael J. Kasbar
President and Chief Operating Officer